Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated February 20, 2020

Relating to Preliminary Prospectus dated February 18, 2020

Registration No. 333-236214

7,400,000 Shares

Common Stock

This free writing prospectus relates to the initial public offering of shares of common stock of Passage Bio, Inc. (the “Company”). On February 18, 2020, the Company filed Amendment No. 1 to its Registration Statement on Form S-1 (Registration No. 333-236214) (the “Preliminary Prospectus”) relating to its initial public offering. The Preliminary Prospectus may be accessed through the following link: https://www.sec.gov/Archives/edgar/data/1787297/000104746920000894/a2240738zs-1a.htm.

The following information updates the information contained in the Preliminary Prospectus. This free writing prospectus should be read together with the Preliminary Prospectus carefully, especially the “Risk Factors” section and the financial statements and related notes, before deciding to invest in these securities. Unless the context otherwise requires, the terms “we,” “us” and “our” in this free writing prospectus refer to Passage Bio, Inc.

The following information updates the disclosure set forth in the Preliminary Prospectus following the first paragraph in the section titled “Risk Factors—Third parties may initiate legal proceedings alleging claims of intellectual property infringement, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.”:

On February 18, 2020, we received a letter from Regenxbio Inc., or Regenx, which stated its view that the use of our AAVhu68 capsid infringes patent claims to which Regenx has an exclusive license and which expire in 2024. Regenx also stated that it has exclusive licenses to various pending patent applications regarding the use of AAV vectors administered via ICM, and that these applications may lead to issued claims that Regenx believes may, if issued, cover our planned method of administration for our lead product candidates.  We believe we have valid defenses to the issued claims set forth by Regenx relating to AAVhu68. Further, the prosecution of pending patent applications is highly uncertain, and it is unclear whether any patents will issue from these pending Regenx patent applications at all, much less with claims that are relevant to the administration of our product candidates.  Finally, Regenx asked for information regarding our relationship with Dr. Wilson while he was serving as an advisor to Regenx.  Regenx’s letter also offers to discuss licensing the applicable patent portfolios from them. We intend to review their claims and request for information in detail and to take appropriate actions based on our review, which may include, if we deem it appropriate, speaking with Regenx regarding their claims.  If any such patents were enforceable and such claims were ultimately successful, we might require a license to continue to use and sell any product candidates using such AAV vector or our ICM route of administration for the remaining duration of such patents.

We have filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus and other documents we have filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Copies of the Preliminary Prospectus may also be obtained by contacting J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, or by telephone at (866) 471-2526, or by email at prospectus-ny@ny.email.gs.com; or Cowen and Company, LLC, c/o Broadridge Financial Solutions, Attn: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (631) 592-5973 or by email at PostSaleManualRequests@broadridge.com.